EXHIBIT B-3


                                     AMENDED

                     FUEL AND NATURAL GAS SERVICES AGREEMENT

                                     BETWEEN

                    AMEREN ENERGY FUELS AND SERVICES COMPANY

                                       AND

                             UNION ELECTRIC COMPANY,
                                 D/B/A AMERENUE,


                    CENTRAL ILLINOIS PUBLIC SERVICE COMPANY,
                                D/B/A AMERENCIPS


                         CENTRAL ILLINOIS LIGHT COMPANY,
                               D/B/A AMERENCILCO,

                                       AND

                             ILLINOIS POWER COMPANY,
                                 D/B/A AMERENIP


     THIS FUEL AND NATURAL GAS SERVICES AGREEMENT, made and entered into as of April 5, 2001, and as amended on _____________, 2004 by and between AMEREN ENERGY FUELS AND SERVICES COMPANY ("AFS"), an Illinois corporation; UNION ELECTRIC COMPANY ("AmerenUE"), a Missouri Corporation; CENTRAL ILLINOIS PUBLIC SERVICE COMPANY ("AmerenCIPS"), an Illinois Corporation; CENTRAL ILLINOIS LIGHT COMPANY ("AmerenCILCO"), an Illinois Corporation ; and ILLINOIS POWER COMPANY ("d/b/a AmerenIP"), an Illinois Corporation ("Client Companies") (all of which are sometimes referred to collectively as the "Parties" and singularly as the "Party").


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                              W I T N E S S E T H:

     WHEREAS, the Parties are subsidiaries of Ameren Corporation ("Ameren"), a registered holding company under the Public Utility Holding Company Act of 1935 ("the Act"), and, together with Ameren's other direct and indirect subsidiaries, form the Ameren System; and

     WHEREAS, AFS is engaged in services relating to the procurement and management of a variety of energy related commodities, including coal, petroleum coke, alternative fuels, propane, limestone, natural gas, oil, ash, weather contracts, and emissions contracts; and

     WHEREAS, AFS has assembled a highly-trained staff and developed and acquired various capabilities, programs, systems and other resources in order to provide the aforementioned services to Client Companies, to other Ameren affiliates, and to non-affiliates as requested; and

     WHEREAS, Client Companies desire to obtain services from AFS in the areas of fuel and natural gas procurement and management, emissions management, ash management, and other services relating to the Client Companies' electric and gas utility operating functions; and

     WHEREAS, economies and increased efficiencies will result from the performance by AFS of certain support services for Client Companies that would enable Client Companies to operate more efficiently; and

     WHEREAS, subject to the terms and conditions herein described, AFS will render such services and provide such resources to Client Companies at cost, determined in accordance with applicable rules, regulations and orders of the Securities and Exchange Commission ("the Commission"); and

     WHEREAS, on January 31, 2003 Ameren completed its acquisition of CILCORP, Inc.; and


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     WHEREAS, on __________________, 2004 Ameren completed its acquisition of
AmerenIP; and

     WHEREAS, on April 5, 2001, AmerenUE and AmerenCIPS, as Client Companies, did enter into an agreement with AFS whereby AFS would provide the aforementioned services, and

     WHEREAS, AFS and the Client Companies amended the agreement dated April 5, 2001, by adding AmerenCILCO and its subsidiaries as a Client Company and as a Party to this Agreement as amended ("Agreement");

     WHEREAS, AFS and the Client Companies now desire to amend the agreement dated September 30, 2003 by adding AmerenIP as a Client Company and as a Party to this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein, the Parties hereto agree as follows:

SECTION 1. AGREEMENT TO FURNISH SERVICES
           -----------------------------

     AFS agrees to furnish to Client Companies and their subsidiaries, if any, upon the terms and conditions herein provided, the services hereinafter referred to and described in Section 2, at such times, for such period and in such manner as Client Companies may from time to time request. AFS will keep itself and its personnel available and competent to render to Client Companies such services so long as it is authorized to do so by the appropriate federal and state regulatory agencies.

SECTION 2. SERVICES TO BE PERFORMED
           ------------------------

     AFS agrees to provide to one or both of the Client Companies, as applicable, the following services: 1) to provide resources necessary to procure coal and other fuel and related transportation, and to manage such items and assets, including resale and risk management activities, for the power plants of AmerenUE and also of AmerenCILCO and its subsidiaries; 2) to provide resources necessary to procure natural gas supply, storage and pipeline transportation


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capacity, and to manage such items and assets, including resale and risk management activities for the Client Companies; 3) to provide and manage other energy related commodities, including but not limited to petroleum coke, alternative fuels, propane, limestone, oil, ash, emissions contracts, and weather contracts; 4) to provide planning and budgeting, business reporting, transaction administration, rail car and other fuel related asset management, operational coordination, contract and counter-party administration, regulatory reporting, support and compliance, ash management activities, management of emissions accounts, and the negotiation, execution and administration of contracts between any Client Company and third parties necessary to facilitate the above; and 5) to provide other related activities as requested.

     In addition to the services set forth above, AFS shall render advice and assistance in connection with such other matters as Client Companies may request and AFS determines it is able to perform with respect to Client Companies' business and operations.

SECTION 3. COMPENSATION OF AFS
           -------------------

     As compensation for services requested by the Client Companies and rendered to them by AFS, Client Companies hereby agree to reimburse AFS for all costs properly chargeable or allocable thereto, as controlled through an Intercompany Billing (IB) work order (project) procedure. An Intercompany Billing work order (project) will be assigned based upon the nature of the activity being performed by AFS. The Client Companies will be charged accordingly, based on the nature of the IB project. Costs shall be computed in accordance with applicable rules and regulations (including, but not limited to, Rules 90 and 91) under the Act and appropriate accounting standards.

     Intercompany Billing costs are direct costs. Direct costs are defined as costs that can be identified as being applicable to services performed for a single Client Company or group of Client Companies. These costs will be assigned


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to an Intercompany Billing work order based on the nature of the activity being performed by AFS.

     Overhead costs associated with labor, such as pensions and benefits, payroll taxes and injuries & damages expense will be charged pro rata to the Client Company based on the Intercompany Billing labor costs charged to the Client Company.

     All of the Intercompany Billing direct costs and overhead costs charged to the Client Companies shall reflect the actual costs of AFS.

SECTION 4. WORK ORDERS
           -----------

     Services will be performed and billed in accordance with an Intercompany Billing work order system established to capture the various types of costs incurred by AFS. Costs will be charged to the appropriate Intercompany Billing work orders, which will then be the basis for the billing of costs to Client Companies.

SECTION 5. PAYMENT
           -------

     Payment shall be by making remittance of the amount billed or by making appropriate accounting entries on the books of the applicable companies.

     Payment shall be accomplished on a monthly basis, and remittance or accounting entries shall be completed within 60 days of billing.

SECTION 6. APPOINTMENT OF AFS AS AGENT
           ---------------------------

     Client Companies hereby appoint AFS as Agent to represent the Client Companies in performing the services described in Section 2 above. Client Companies also authorize AFS to purchase (i.e. take title to) fuel, natural gas, and other energy related commodities and goods, and to resell (i.e. convey title to) such commodities and goods to Client Companies in the course of performing the services described in Section 2. Any resale of fuel, natural gas, and other


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energy related commodities and goods by AFS to the Client Companies shall be at the costs incurred by AFS for its purchase of such items. AFS shall be accountable for all funds advanced or collected on behalf of a Client Company in connection with any transaction in respect of which AFS provides services. The provision of services by AFS pursuant to this Agreement shall in all cases and notwithstanding anything herein contained to the contrary be subject to any limitations contained in authorizations, rules or regulations of those governmental agencies, if any, having jurisdiction over AFS or such provision of services.

SECTION 7. THIRD PARTY RELIANCE ON AGENCY AGREEMENT
           ----------------------------------------

     The Client Companies have duly and properly appointed AFS as their Agent. AFS has the full power and authority to transact business on behalf of the Client Companies, and, in particular, to transact for the purchase and sale of the commodities and services discussed above on behalf of the Client Companies. In furtherance of the authority referred to above, AFS has the right and power, whether or not under seal, to execute and deliver on behalf of the Client Companies such documents and agreements as may be required in such business transactions without delivering proof to any person of its authority to do so. The Client Companies will be legally bound by the terms of any agreement or contract entered into by AFS and will be responsible for satisfying any obligations of AFS under any such agreement or contract. The Client Companies or, where a contract or agreement indicates that AFS is acting on behalf of only one of the Client Companies, the identified Client Company shall be bound by the terms of any contract or agreement entered into by AFS; and the obligations under such contract or agreement, including any payment or financial obligations, will be the obligations of the Client Companies, or the identified Client Company, as the case may be, and enforceable against them or it.


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SECTION 8. EFFECTIVE DATE AND TERMINATION
           ------------------------------

     This Agreement is subject to the consent and approval of all applicable regulatory agencies, and if so approved in its entirety, shall become effective as of the date of such approvals, and shall remain in effect from said date unless terminated by mutual agreement or by any Party giving at least six months written notice to the other Parties, each Party fully reserving the right to so terminate the Agreement.

SECTION 9. ASSIGNMENT
           ----------

     This Agreement and the rights hereunder may not be assigned without the mutual written consent of all Parties hereto.

SECTION 10. ACCESS TO RECORDS
            -----------------

     During the term of this Agreement and for a period of seven years after its expiration or termination as to a Client Company, such Client Company shall have reasonable access to and the right to examine all books, documents, papers, and records (collectively the "Records") which pertain to the services provided by AFS pursuant to said Agreement. AFS shall maintain all such Records for a period of seven years after the expiration of the Agreement, and all such Records for a period of seven years after the termination as to a Client Company. During the term of the Agreement and for a period of seven years after its expiration or termination as to a Client Company, the Illinois Commerce Commission shall have access to such Records in accordance with Section 7-101 of the Public Utilities Act (220 ILCS 5/7-101), now in effect and as may be modified from time to time, subject to any applicable limitations and restrictions as provided for in said Act, now in effect and as may be modified from time to time, including but not limited to limitations and restrictions governing the dissemination and disclosure of confidential and proprietary Records. Nothing in this Agreement shall be construed or interpreted as a waiver by the AFS or Client Company of


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any right, entitlement, claim, or privilege to assert and rely upon any appropriate law, statute, rule, regulation, order, or other instrument, with regard to the production, dissemination, release, or disclosure of any such Records.

SECTION 11. MISCELLANEOUS
            -------------

     This Agreement shall be binding upon the successors and assigns of the Parties hereto, provided that AFS shall not be entitled to assign or subcontract out any of its obligations under this Agreement without the prior written approval of Client Companies. This Agreement may not be modified or amended in any respect except in writing executed by the Parties hereto. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Missouri. This Agreement may be executed in counterparts, each one of which when fully executed shall be deemed to have the same dignity, force and effect as if the original. No provision of this Agreement shall be deemed waived nor breach of this Agreement consented to unless such waiver or consent is set forth in writing and executed by the Party hereto making such waiver or consent.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of September 30, 2003.


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


                                       AMEREN ENERGY FUELS AND SERVICES COMPANY

                                       By: ________________________________

                                       Title:______________________________


                                       UNION ELECTRIC COMPANY, D/B/A AMERENUE

                                       By: ________________________________

                                       Title:______________________________


                                       CENTRAL ILLINOIS PUBLIC SERVICE COMPANY,
                                       D/B/A AMERENCIPS

                                       By: ________________________________

                                       Title:______________________________


                                       CENTRAL ILLINOIS LIGHT COMPANY,
                                       D/B/A AMERENCILCO


                                       By: ________________________________

                                       Title:______________________________


                                       ILLINOIS POWER COMPANY,
                                       D/B/A AMERENIP


                                       By: ________________________________

                                       Title:______________________________


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